Exhibit 10(aa)

Fidelity Bank
Split Dollar Agreement and Endorsement

This Split Dollar Agreement and Endorsement (this “Split Dollar Agreement”) is entered into as of [•], by and between Fidelity Bank, a Georgia-chartered bank (the “Bank”), and [•] (the “Executive”). This Split Dollar Agreement shall append the Split Dollar Policy Endorsement entered into on even date herewith, or as subsequently amended, by and between the aforementioned parties.

Whereas, the Bank and the Executive entered into a Salary Continuation Agreement with an effective date of [•], which agreement provides for payment by the Bank to the Executive of an annual retirement benefit for [•] years when the Executive attains the retirement age specified in the Salary Continuation Agreement,

Whereas, the Bank and the Executive entered into [•] split dollar agreements allowing the Executive to designate the beneficiary of life insurance proceeds payable on the Executive’s life:

(1)    [INSERT DESCRIPTION OF PRIOR SPLIT DOLLAR AGREEMENTS]

Whereas, the Bank and the Executive intend by this Split Dollar Agreement and Endorsement to eliminate the deficiency in the $[•] death benefit intended to be provided by the [•] Split Dollar Agreement, which deficiency currently is estimated to be approximately $[•] because the death benefit actually payable under that agreement is currently estimated to be approximately $[•], and

Whereas, the Bank and the Executive intend to eliminate the deficiency in the death benefit payable under the [•] Split Dollar Agreement by providing in this Split Dollar Agreement and Endorsement that - without diminishing or affecting the Executive’s right to designate the beneficiary of a portion of the proceeds payable under the [•] life insurance policies (issued by [•]) under the [•] Split Dollar Life Insurance Agreement - the Executive may designate the beneficiary of an additional portion of the proceeds payable on the [•] life insurance policies, whether the Executive’s death occurs while employed by the Bank or after retirement, the additional portion being the lesser of (x) 100% of the net amount at risk under the policies, meaning total policy death proceeds minus policy cash surrender value, and (y) the amount by which the intended death benefit of $[•] payable to the Executive’s designated beneficiary under the [•] Split Dollar Agreement exceeds the death benefit actually payable to the Executive’s designated beneficiary under the terms of that agreement.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1
General Definitions

Capitalized terms used in this Split Dollar Agreement shall have the meaning specified as follows.

1.1    “Bank” means Fidelity Bank, a Georgia-chartered bank.

1.2    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.3    “Executive’s Interest” means the benefit set forth in section 2.2.

1.4    “Insured” means the Executive.

1.5    “Insurer” means each life insurance carrier for which there is a Split Dollar Policy Endorsement attached to this Split Dollar Agreement.

1.6    “Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.7    “Plan Administrator” means the plan administrator described in Article 7.

1.8    “Policy” means the specific life insurance policy or policies issued by the Insurer.

1.9    “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Internal Revenue Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute.

1.10    “Split Dollar Agreement” means this Split Dollar Agreement and Endorsement, as the same may be amended or restated after the date hereof.

1.11    “Split Dollar Policy Endorsement” means the form required by the Plan Administrator or the Insurer to memorialize the Executive’s interest, if any, in a Policy on the Executive’s life.

Article 2
Policy Ownership/Interests

2.1    Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s interest is paid according to section 2.2 below.

2.2    Death Benefit. At the Executive’s death the Executive’s beneficiaries designated in accordance with the Split Dollar Policy Endorsement(s) shall collectively be entitled to Policy proceeds in an amount equal to the lesser of (x) 100% of the Net Death Proceeds, minus the amount paid under the [•] Split Dollar Life Insurance Agreement, or (y) the amount by which the intended death benefit of $[•] payable to the Executive’s designated beneficiary under the [•] Split Dollar Agreement exceeds the death benefit actually payable to the Executive’s designated beneficiary under the terms of that agreement (the lesser of the amounts specified in clauses (x) and (y) being referred to in this Split Dollar Agreement as the “Executive’s Interest”). The Executive shall have the right to designate the beneficiaries of the Executive’s Interest. The Executive’s Interest shall be extinguished when this Split Dollar Agreement terminates, and the Executive’s beneficiaries shall be entitled to no benefits under this Split Dollar Agreement for the Executive’s death occurring thereafter.

2.3    Comparable Coverage. The Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Split Dollar Agreement, in which case the Bank and the Executive shall execute a new Split Dollar Policy Endorsement for the comparable insurance policy.

2.4    Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may after this Split Dollar Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

Article 3
Premiums

3.1    Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2    Economic Benefit. The Plan Administrator shall annually determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. section 1.61-22(d)(3)(ii) or any subsequent authority.

3.3    Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Article 4
Assignment

The Executive may irrevocably assign without consideration all of the Executive’s interest in the Policy and in this Split Dollar Agreement to any person, entity, or trust established by the Executive or the Executive’s spouse. If the Executive transfers all of the Executive’s interest in the Policy, all of the Executive’s interest in the Policy and in this Split Dollar Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Split Dollar Agreement.

Article 5
Insurer

The Insurer shall be bound by the terms of the Policy only. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits, and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Split Dollar Agreement.

Article 6
Claims Procedure

6.1    Claims Procedure. Any person or entity who has not received benefits under this Split Dollar Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows -

6.1.1    Initiation - written claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2    Timing of Plan Administrator response. The Plan Administrator shall respond to the claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3    Notice of decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of the denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

(a)    The specific reasons for the denial,
(b)    A reference to the specific provisions of this Split Dollar Agreement on which the denial is based,
(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)    An explanation of the Split Dollar Agreement’s review procedures and the time limits applicable to such procedures, and
(e)    A statement of the claimant’s right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.

6.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows -

6.2.1    Initiation - written request. To initiate the review, the claimant must file with the Plan Administrator a written request for review within 60 days after receiving the Plan Administrator’s notice of denial.

6.2.2    Additional submissions - information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Plan Administrator shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3    Considerations on review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4    Timing of Plan Administrator response. The Plan Administrator shall respond in writing to the claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5    Notice of decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

(a)    The specific reasons for the denial,
(b)    A reference to the specific provisions of the Split Dollar Agreement on which the denial is based,
(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
(d)    A statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7
Administration of Agreement

7.1    Plan Administrator Duties. This Split Dollar Agreement shall be administered by a Plan Administrator consisting of the Bank’s board of directors or such committee or person as the board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Split Dollar Agreement and (y) decide or resolve any and all interpretive and other questions that may arise.

7.2    Agents. In the administration of this Split Dollar Agreement the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3    Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question of administration, interpretation, and application of the Split Dollar Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Split Dollar Agreement.

7.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Split Dollar Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5    Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 8
Miscellaneous

8.1    Amendment. This Split Dollar Agreement may be amended solely by a written agreement signed by the Bank and by the Executive.

8.2    Termination. This Split Dollar Agreement shall terminate if the Executive commits suicide within two years after the date of this Split Dollar Agreement or if the Executive makes a material misstatement of fact on any application for life insurance purchased by the Bank. Despite any provision of this Split Dollar Agreement to the contrary, this Split Dollar Agreement also shall terminate upon distribution of the death benefit proceeds in accordance with section 2.2, and shall terminate if by the terms of section 2.2 of the [•] Split Dollar Agreement, as amended, the Executive’s employment termination causes the Executive to lose the right to designate the beneficiary of death proceeds.

8.3    Binding Effect. This Split Dollar Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.4    No Guarantee of Employment. This Split Dollar Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.5    Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Split Dollar Agreement had no succession occurred.

8.6    Applicable Law. The Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

8.7    Entire Agreement. This Split Dollar Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Split Dollar Agreement other than those specifically set forth.

8.8    Severability. If any provision of this Split Dollar Agreement is held invalid, the invalidity shall not affect any other provision of this Split Dollar Agreement not held invalid and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Split Dollar Agreement is held invalid in part, the invalidity shall not affect the remainder not held invalid, and the remainder of the provision, together with all other provisions of this Split Dollar Agreement, shall continue in full force and effect to the full extent consistent with law.

8.9    Headings. Caption headings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Split Dollar Agreement.

8.10    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors,

Fidelity Bank, 3490 Piedmont Road NE, Atlanta, Georgia 30305, or to such other or additional person or persons as the Bank designates to the Executive in writing. If to the Executive, notice shall be given to the Executive at the address of the Executive appearing on the Bank’s records, or to such other or additional person or persons as the Executive designates to the Bank in writing.

In Witness Whereof, the Executive and a duly authorized Bank officer have executed this Split Dollar Agreement and Endorsement as of the date first written above.

Executive	Fidelity Bank

By:
[•]

Title:

Agreement to Cooperate with Insurance Underwriting Incident to Internal Revenue Code section 1035 Exchange

I acknowledge that I have read the Split Dollar Agreement and Endorsement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.4 of the Split Dollar Agreement and Endorsement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Split Dollar Agreement and Endorsement.

Witness                        [•]

Split Dollar Policy Endorsement

Insured:	[•]

Insurer:	[•]

Policy No.	[•]

According to the terms of Fidelity Bank Split Dollar Agreement and Endorsement dated as of , 20 , the undersigned Owner requests that the above-referenced policy issued by the Insurer provide for the following beneficiary designation and limited contract ownership rights to the Insured:

1.    Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of the Owner’s interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.

2.    Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

Primary Beneficiary, Relationship/Social Security Number

Contingent Beneficiary, Relationship/Social Security Number

The exclusive rights to change the beneficiary for the proceeds payable under this paragraph and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise the rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3.    It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4.    Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

5.    This Split Dollar Policy Endorsement supersedes and replaces any prior endorsements of the Insured relating to the above-referenced policy issued by the Insurer.

6.    The exercise by the Owner of the right to surrender the policy shall terminate the rights of the Insured.

7.    The Owner of the policy is Fidelity Bank. The Owner alone may exercise all policy rights, except that the Owner will not have the rights specified in paragraph 2 of this Split Dollar Policy Endorsement.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is executed.

Signed at , Georgia this day of , 20 .

Insured:	Owner:
Fidelity Bank

By:
[•]                            Its: